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                                                                    EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated March 15, 2005, relating to the consolidated financial statements and financial statement schedule of Sierra Pacific Resources (which report expresses an unqualified opinion on those financial statements and included explanatory paragraphs related to the adoption of Statement of Financial Accounting Standards No. 142 and Emerging Issues Task Force Issue No. 03-6) and management's report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Sierra Pacific Resources for the year ended December 31, 2004 and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.

DELOITTE & TOUCHE LLP

Reno, Nevada
December 5, 2005